[NATIONAL OILWELL VARCO LOGO OMITTED]

                                                              November 7, 2005

Union Drilling Inc.
Attn:  J. Michael Poole
Executive Vice President/Operations
South Pittsburgh Technology Park
3117 Washington Pike
Bridgeville, PA 15017

Re:  Union Drillings purchase of Three Ideal Rigs

Mike,

         It is a pleasure to reconfirm, per attachment Proposal NOI-10977-DWK
Rev. 01dated 10/20/2005, National Oilwell Varco's commitment, upon receipt of
$250,000.00 (Two Hundred Fifty Thousand Dollars), to hold delivery commitments of March 30th, May 15 and June 30,2006 for delivery of Standard Ideal rigs per our proposal through December 15, 2005 at which time the agreed payment terms of the proposal would apply.

         Additionally, it is agreed that the $250,000.00 deposit would be applicable to the three rig packages, but is not refundable should Union
Drilling elect not to confirm purchase of the Ideal Rig Packages.
         Also, it is agreed that three additional Ideal Rig options for delivery
Sept., Oct. and November will be given for a deposit of $1,000,000.00 (One
Million Dollars) which is to be received on or before December 15, 2005. The deposit will be applicable to the additional three rig purchase but non refundable should Union Drilling elect not to proceed with the additional three rig option on or before April 30, 2006. Additionally, it is agreed the three rig option will be at a 5% (Five percent) increase of quoted price as per NOV
Proposal NOI - 10977-DWK Rev. 01 dated 10/20/05 due to anticipated costs increases in materials, vendors and labor.

         Again, we look forward to working with Union Drilling on this project and please contact me if I can be of further help.

Regards,

/s/ Dave Crumpler
----------------------
Dave Crumpler
VP Sales and Marketing

Attachment: Invoice

cc:  K. Neveu
     T. Seeliger